Exhibit 99.1

PRESS RELEASE

Chairman of IFTH Acquisition Corp. Leads Group to Purchase Controlling Interest of Company

Blue Moon Energy Partners LLC Formed to Purchase Controlling Interest of IFTH Acquisition Corp. from Digital Angel

DELRAY BEACH, FL – August 4, 2008 – IFTH Acquisition Corp. (the “Company”) (OTCBB: IFTH) announced today that the Chairman of its Board of Directors, Scott R. Silverman, and a group of private investors have agreed to purchase all shares of IFTH owned by Digital Angel Corporation (NASDAQ: DIGA), representing 49.9% of IFTH’s outstanding common stock, through their newly formed venture, Blue Moon Energy Partners LLC.

Mr. Silverman is the former Chairman and Chief Executive Officer of VeriChip Corporation (NASDAQ: CHIP) and Applied Digital Solutions, now Digital Angel Corporation. Michael Krawitz and Kay Langsford have agreed to serve on the Board of Directors of IFTH Acquisition Corp. with Mr. Silverman. IFTH intends to pursue acquisition opportunities and intends to change its name upon consummation of a strategic transaction.

About IFTH Acquisition Corp.

IFTH Acquisition Corp., headquartered in Delray Beach, Florida, is a publicly traded entity that, following the sale of its assets in January 2008, seeks an operating business to reverse merge into its publicly traded shell company.

For more information on Blue Moon Energy Partners LLC, please email Michael Feder at mfeder@bluemoonep.com.

Statements about the Company's future expectations, including growth of the business and possible acquisition opportunities, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:

Michael Feder

mfeder@bluemoonep.com

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